Exhibit 99.1

May 31, 2007	For more information, contact:
Brenda Thompson, 512-916-8156
512-461-5644 mobile
brenda@brendathompson.com

Treaty Oak Bank’s vice chairman to retire

Co-founder Bill McLellan stepping down effective July 1

AUSTIN—Bill McLellan, vice chairman and one of the original organizers of Treaty Oak Bank, is retiring from the bank and its parent holding company’s board of directors effective July 1, 2007.

“As a member of our founding team, Bill helped Treaty Oak Bank grow tremendously in just three years,” said Jeff Nash, president and CEO.  “We’ll all miss working with him and wish him the best of luck with his other entrepreneurial ventures, as well as his golf game.”

A former staff vice president of 3M Austin, McLellan has an extensive portfolio of community involvement. After leaving 3M, he worked in leadership positions for several local nonprofit organizations, including LifeWorks and the Austin Museum of Art. He is a board member with Mobile Loaves & Fishes, St. David’s Hospital, Austin Recovery Center, Envision Central Texas and the Downtown Austin Alliance.

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About Treaty Oak Bank

Established in 2004, Treaty Oak Bank has more than $83 million in deposits and its parent holding company Treaty Oak Bancorp, Inc. has more than 400 local shareholders. Publicly owned—with the majority of its shareholders in Austin—and independently operated, Treaty Oak Bancorp (through its wholly-owned banking subsidiary) provides commercial banking services to middle-market businesses and individual clients. Treaty Oak Bank has developed a loyal following by providing a higher level of customer service than its competitors, and inspires devotion by providing creative solutions to its customers’ business needs, always answering the phone during business hours, and serving fresh chocolate chip cookies every day.  For more information, go to www.treatyoakbank.com or call 512-617-3600.